Filed under Rule 433

File No. 333-131159

CIT Group Inc.

$1,000,000,000 Floating Rate Senior Notes due August 17, 2009

Final Term Sheet

Issuer:	CIT Group Inc.
Principal Amount:	$1,000,000,000
Type:	SEC Registered – Registration Statement No. 333-131159
Issue Price:	100%
Underwriters’ Commission:	0.15%
Proceeds to the Issuer:	$998,500,000
Pricing Date:	August 14, 2006
Settlement Date:	August 17, 2006
Maturity Date:	August 17, 2009
Specified Currency:	U.S. Dollars ($)
Interest Payment Dates:

On the Maturity Date and quarterly on February 17, May 17, August 17 and November 17 of each year, provided that if any such day (other than the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the following day that is a Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

First Payment Date:	November 17, 2006
Day Count/Accrual of Interest:

Actual/360. Accrued interest will be computed by adding the Interest Factors calculated for each day from the Settlement Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The “Interest Factor” for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Rate Basis:	LIBOR Telerate
Index Maturity:	Three Months
Spread:	+12 basis points (0.12%)
Interest Rate Calculation:	LIBOR Telerate determined on the Interest Determination Date plus the Spread.
Initial Interest Rate:	LIBOR Telerate determined two London Business Days prior to the Settlement Date plus the Spread.

Interest Reset Dates:

Quarterly on February 17, May 17, August 17 and November 17 of each year, provided that if any such day would otherwise fall on a day that is not a Business Day, then the Interest Reset Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

Interest Determination Date:	2 London Business Days prior to each Interest Reset Date.
Minimum Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000.
Maximum Interest Rate:	Maximum rate permitted by New York law.
Minimum Interest Rate:	0.0%
Exchange Listing:	None
Other Provisions:

“LIBOR Telerate” means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

“Telerate Page 3750” means the display page designated as page 3750 on the Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London Interbank Offered Rates).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York, and a day that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

___________________________________

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC or Wachovia Capital Markets, LLC will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or by e-mail at dg.prospectus_distribution@bofasecurities.com, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, or Wachovia Capital Markets, LLC toll free at 1-800-326-5897.